Exhibit 10.1

Exide Technologies
3150 Brunswick Pike
Suite 230
Lawrenceville, NJ 08648
USA

609.512.3000 tel
www.exide.com

February 1, 2005

Ian J. Harvie
3150 Brunswick Pike
Suite 230
Lawrenceville, NJ 08648

Subject: Princeton Retention Plan

Dear Ian:

As you know Exide is currently reviewing its strategic options with respect to the location of its corporate headquarters. Regardless of the outcome, I want to make it clear that you are a valued employee and that we will do everything possible to protect you from the uncertainties associated with the corporate headquarters location decision.

To encourage you to work with us through the transition, and in lieu of your current Income Protection benefits, Exide Technologies would like to make the following two sets of payments:

1.	A payment of $300,000 to be paid on the earlier of:

(a) the date of your involuntary termination by Exide for reasons other than cause (less any amounts already paid under item (b)); or

(b) in installments on the following dates if you have not prior to such dates been terminated by Exide for reasons other than cause:

– $75,000 to be paid on March 31, 2005

– $75,000 to be paid on June 30, 2005

– $150,000 to be paid on August 31, 2005

2.	One year of mitigated income protection payments to be administered in accordance with company policy, including a reasonable release, commencing on the date of your involuntary termination by Exide for reasons other than cause.

You will relinquish all rights to receive any of the payments listed above if you voluntarily terminate your employment on or before August 31, 2005. You will be required to repay any lump sum payments already made to you under 1(b) above if you voluntarily terminate your employment on or before August 31, 2005, provided that if Exide transitions the Controller title to another individual while you are still employed by Exide, from that day forward if you voluntarily terminate your employment on or before August 31, 2005 you will not be required to repay any payments received under 1(b) above. Applicable tax and other customary withholdings will apply to the payments described above.

If you have any questions or need further clarification, please feel free to contact me.

Sincerely,

/s/ J. Timothy Gargaro

J. Timothy Gargaro
EVP and Chief Financial Officer

I agree to abide by the provisions of this plan:

/s/ Ian J. Harvie
Ian J. Harvie

cc:	Craig Muhlhauser Janice M. Jones Stuart Kupinsky